Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Improved Third Quarter Results
Richmond, VA • February 3, 2015 / PRNEWSWIRE
HIGHLIGHTS
Third Quarter
Diluted earnings per share of $1.87, up 38%
Segment operating income of $94 million, up 25%
Revenues down 1% to $758 million
Nine Months
Diluted earnings per share of $2.43
Segment operating income of $114 million, down 12%
Revenues down 19% to $1.5 billion
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the third quarter of fiscal year 2015, which ended December 31, 2014, was $53.0 million, or $1.87 per diluted share, compared with net income for the prior year’s third fiscal quarter of $38.6 million, or $1.36 per diluted share. Segment operating income for the third fiscal quarter of $93.5 million increased 25% compared with the previous year, primarily due to improved results from higher gross margins and lower selling, general, and administrative costs. Consolidated revenues decreased by about 1% to $758.1 million mainly attributable to lower prices and flat total volumes.
Net income for the nine months ended December 31, 2014, was $68.8 million, or $2.43 per diluted share, compared with $122.3 million, or $4.31 per diluted share for the same period last year. Last year’s results included a non-recurring gain in the first fiscal quarter of $81.6 million before tax ($53.1 million after tax, or $1.87 per diluted share), from the favorable outcome of litigation in Brazil related to previous years’ excise tax credits. Results for the current fiscal year included an income tax benefit of $8.0 million ($0.28 per diluted share) arising from a subsidiary’s payment of a portion of a fine following the unsuccessful appeal of a long-running court case. Excluding those items in both years, net income for the nine months decreased $8.4 million compared to the same period last year. Segment operating income, which excludes unusual

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Universal Corporation

items, was $114.4 million for the nine-month period, a decrease of $15.9 million from the prior year. That reduction was mainly attributable to reduced volumes due to market conditions that have pushed shipments later into the fiscal year, offset in part by lower selling, general and administrative costs. Revenues declined by 19% to $1.5 billion for the first nine months of fiscal year 2015, primarily as a result of those lower volumes and lower average prices.
Mr. Freeman stated, “The current fiscal year continues to develop as we expected, with shipments heavily weighted towards the second half of the year. Third quarter lamina volumes shipped by our flue-cured and burley operations were the highest that we’ve seen for several years. In addition, our third quarter operating earnings benefitted from lower selling, general, and administrative costs, as well as improved gross margins. Our prudent inventory management has kept uncommitted levels in the normal range, at 14%. The robust third quarter sales volumes and operating profit improvements offset a portion of the large declines we reported in the first half of the year from the later start to the markets and delayed receipt of shipping instructions from customers caused by the oversupply conditions this year.
“Although it is early and logistics delays can always occur, the fourth fiscal quarter’s processing and shipping schedules are proceeding as anticipated, with the largest portion of shipping volumes coming from the Africa origins. We continue to expect stronger fourth quarter sales volumes compared to the same quarter last year. The current outlook for the 2015 crops, which will impact our fiscal year 2016 results, indicates decreased production volumes in the key growing areas, which is an important step towards more balanced markets.
“I am proud of the achievements of our operations around the globe, as we have managed well through these uncertain markets. Our balance sheet remains strong, and our major refinancing in December ensures that we are well-positioned to meet the future financial needs of our business. We are optimistic about the prospects for our industry, and we continue to see opportunities to enhance our business by providing supply chain efficiencies, such as improved leaf utilization, that also bring value to our customers.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment for the quarter ended December 31, 2014, improved by 20% to $79.0 million compared with the prior year, on increased total volumes and better overall margins. Higher lamina volumes and gross margin recovery from last year’s volatile market pricing supported improved results in Brazil. Africa volumes continued to lag the previous year’s levels, mostly due to shipments delayed into the fourth fiscal quarter. Results for the segment during the third fiscal quarter were positively impacted by larger sales and trading volumes in Asia, while volumes in Europe were lower on smaller crops and shipping delays, reducing earnings in that region. Selling, general, and administrative expenses for the Other Regions segment were down significantly for the quarter, driven mainly by lower provisions for suppliers, lower incentive compensation costs, and positive comparisons of value-added tax valuation allowances relative to the same period last year. Revenues for the Other Regions segment declined by 2% to $604.1 million for the third quarter on slightly higher volumes at lower average green leaf prices.
Operating income for the nine months ended December 31, 2014, was $90.0 million for the segment, compared to $102.8 million in the prior fiscal year. Although sales volumes remained lower for all regions relative to the prior year nine-month period, strong shipment volumes and profit improvements in the third fiscal quarter helped to narrow the earnings shortfall caused by oversupply conditions and delays of current crop shipments noted in the first half of the year. In addition, operating margins for the segment improved for the period, despite inventory writedowns and pricing pressures that typically accompany oversupply

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Universal Corporation

conditions. Selling, general, and administrative expenses for this segment were substantially lower for the nine months ended December 31, 2014, mainly from beneficial comparisons to the prior year’s foreign currency remeasurement and exchange losses, mostly in the Philippines and South America, as well as lower provisions for suppliers and lower incentive compensation costs. Revenues for the segment were down about 19% to $1.2 billion, reflecting those lower volumes and slightly lower average green leaf prices.

NORTH AMERICA:
Operating income for the North America segment for the third quarter of fiscal year 2015 was $15.9 million, up $8.1 million compared to the same period of the prior year. Increased third-party processing in the United States and higher lamina sales volumes, including shipments from Guatemala and Mexico delayed from the previous quarter, contributed to the earnings improvement. Revenues for the quarter increased by 13% to $118.8 million on those increased volumes and improved product mix. Operating results for the nine months ended December 31, 2014, increased by $3.2 million to $21.8 million for the segment, compared with the same period for the previous year, mainly due to increased third party processing volumes and improved product mix, despite lower overall sales volumes. Revenues for the period decreased 19% to $203.8 million on the lower sales volumes. For both the three and nine months ended December 31, 2014, selling, general, and administrative costs were down slightly for the segment.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment reported an operating loss of $1.3 million for the third fiscal quarter ended December 31, 2014, a reduction of $2.7 million from earnings of $1.4 million for the same period of the prior year. Results for the dark tobacco operations for the period were relatively flat, as the effects of reduced volumes were mitigated by favorable currency remeasurement variances, mainly in Indonesia, compared with the prior year. Results for the oriental joint venture declined in the quarter, primarily due to the timing of shipments of oriental tobaccos into the U.S., which were delayed into the fourth quarter of fiscal year 2015, partially offset by favorable foreign currency remeasurement comparisons to losses from Turkish lira devaluation last year. The third quarter segment results were also impacted by operational startup costs incurred by our new liquid nicotine and food ingredients businesses in the special services group. Revenues for this segment decreased for the third fiscal quarter by $11.2 million to $35.1 million, mainly due to the timing of shipments of oriental tobaccos into the United States.

For the nine months ended December 31, 2014, segment operating income of $2.6 million was down from $8.9 million. Results for the oriental joint venture improved during the period, attributable mostly to favorable currency remeasurement comparisons in Turkey. Those results were more than offset by lower sales volumes in the dark tobacco operations and start-up costs in the special services group during the period. Selling, general, and administrative costs for the segment were lower on reduced foreign currency exchange and remeasurement losses, principally in Indonesia. Revenues for the segment were down by $42.2 million to $116.5 million for the nine-month period ended December 31, 2014, primarily attributable to the lower volumes for the dark tobacco operations, as well as the timing of shipments of oriental tobaccos into the United States delayed into next quarter.

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Universal Corporation

OTHER ITEMS:
Cost of goods sold decreased by about 3% to $610.5 million for the third fiscal quarter, and by about 21% to $1.2 billion for the nine months ended December 31, 2014. The percentage reductions in both periods reflect the lower green leaf prices and lower sales volumes in the respective periods, compared with the prior year. Selling, general, and administrative costs decreased by $12.9 million in the third fiscal quarter and $24.4 million for the nine months ended December 31, 2014, compared with the respective prior year periods. Favorable comparisons to the previous year’s currency remeasurement and exchange losses accounted for about $2 million and $13 million of the reduction for the quarter and nine-month periods, respectively. Declines were also attributable to lower provisions for losses on advances to suppliers, lower incentive compensation costs, and lower corporate overhead for both periods, while the third fiscal quarter also benefited from positive comparisons of value-added tax valuation allowances.
The consolidated effective income tax rates were approximately 34% and 33% for the quarters ended December 31, 2014 and 2013, respectively. Income taxes for the first nine months of fiscal year 2015 were impacted by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June 2014.  Excluding that item, the consolidated effective tax rate for the nine months ended December 31, 2014, was about 32%, compared with the prior year’s rate of 33% for the same period.
On December 30, 2014, the Company executed a new senior unsecured credit facility agreement with a group of banks, which consolidated and extended maturities of its previous short-term revolving credit and long-term borrowing facilities. The new agreement includes a $430 million 5-year revolving credit facility, a $150 million 5-year term loan, and a $220 million 7-year term loan. The revolving credit facility contains terms and conditions that are substantially similar to the Company’s previous revolving credit facility. The term loans, which were fully funded at closing, require no amortization and are prepayable without penalty prior to maturity. The facilities include a customary accordion feature allowing for additional borrowings of up to $100 million under certain conditions. Currently, borrowings under the revolving credit agreement bear interest at variable rates based on LIBOR plus a margin of 1.50% to 1.75%. The Company subsequently entered interest rate swap agreements to fix the variable interest component of the 5- and 7-year term loans to 1.44% and 1.73%, respectively. The effective rates on the 5- and 7-year term loans were 2.94% and 3.48%, respectively, as of February 3, 2015.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
At 5:00 p.m. (Eastern Time) on February 3, 2015, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 5, 2015. A taped replay of the call will be available through February 17, 2015, by dialing (855) 859-2056. The confirmation number to access the replay is 70319833.
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$758,054	$767,802	$1,493,642	$1,852,199
Costs and expenses
Cost of goods sold	610,482	628,495	1,205,459	1,522,112
Selling, general and administrative expenses	53,539	66,468	177,125	201,542
Other income	—	—	—	(81,619)
Restructuring costs	1,143	3,400	4,493	4,708
Operating income	92,890	69,439	106,565	205,456
Equity in pretax earnings (loss) of unconsolidated affiliates	(527)	1,789	3,391	1,755
Interest income	148	344	358	748
Interest expense	4,637	5,157	13,509	16,623
Income before income taxes	87,874	66,415	96,805	191,336
Income tax expense	29,797	22,212	22,719	63,390
Net income	58,077	44,203	74,086	127,946
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(5,038)	(5,618)	(5,305)	(5,608)
Net income attributable to Universal Corporation	53,039	38,585	68,781	122,338
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Cost in excess of carrying value on repurchase of convertible perpetual stock	(18)	—	(18)	—
Earnings available to Universal Corporation common shareholders	$49,309	$34,873	$57,626	$111,201

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$2.13	$1.50	$2.49	$4.78
Diluted	$1.87	$1.36	$2.43	$4.31

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2014	2013	2014
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$120,315	$191,867	$163,532
Accounts receivable, net	290,234	329,120	468,015
Advances to suppliers, net	106,563	120,443	134,621
Accounts receivable—unconsolidated affiliates	342	776	7,375
Inventories—at lower of cost or market:
Tobacco	1,011,234	841,834	639,812
Other	74,791	74,377	67,219
Prepaid income taxes	13,842	28,015	27,866
Deferred income taxes	40,588	24,438	22,052
Other current assets	80,683	127,086	142,755
Total current assets	1,738,592	1,737,956	1,673,247

Property, plant and equipment
Land	16,868	17,249	17,275
Buildings	239,177	239,194	239,913
Machinery and equipment	580,026	565,985	562,597
	836,071	822,428	819,785
Less: accumulated depreciation	(530,731)	(531,696)	(523,239)
	305,340	290,732	296,546
Other assets
Goodwill and other intangibles	99,220	99,537	99,453
Investments in unconsolidated affiliates	82,341	95,095	95,305
Deferred income taxes	12,358	27,760	14,562
Other noncurrent assets	60,975	89,349	91,794
	254,894	311,741	301,114

Total assets	$2,298,826	$2,340,429	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2014	2013	2014
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$116,771	$72,341	$62,905
Accounts payable and accrued expenses	146,516	196,255	212,422
Accounts payable—unconsolidated affiliates	12,500	32,216	65
Customer advances and deposits	65,450	59,779	15,869
Accrued compensation	20,469	23,905	31,772
Income taxes payable	12,596	15,741	15,694
Current portion of long-term obligations	—	115,000	116,250
Total current liabilities	374,302	515,237	454,977

Long-term obligations	370,000	245,000	240,000
Pensions and other postretirement benefits	73,052	92,762	85,081
Other long-term liabilities	34,077	36,348	34,457
Deferred income taxes	42,843	59,772	45,500
Total liabilities	894,274	949,119	860,015

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,596 shares issued and outstanding (219,999 at December 31, 2013, and March 31, 2014)	212,633	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 22,839,717 shares issued and outstanding (23,216,312 at December 31, 2013, and 23,216,312 at March 31, 2014)	205,699	204,104	206,446
Retained earnings	997,380	982,109	993,093
Accumulated other comprehensive loss	(47,168)	(40,135)	(34,332)
Total Universal Corporation shareholders' equity	1,368,544	1,359,101	1,378,230
Noncontrolling interests in subsidiaries	36,008	32,209	32,662
Total shareholders' equity	1,404,552	1,391,310	1,410,892

Total liabilities and shareholders' equity	$2,298,826	$2,340,429	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2014	2013
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,086	$127,946
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	26,355	29,058
Amortization	1,635	1,244
Net provision for losses on advances and guaranteed loans to suppliers	668	9,081
Foreign currency remeasurement loss (gain), net	14,231	14,649
Equity in net loss (income) of unconsolidated affiliates, net of dividends	2,001	5,530
Gain on favorable outcome of excise tax case in Brazil	—	(81,619)
Restructuring costs	4,493	4,708
Other, net	(2,720)	7,105
Changes in operating assets and liabilities, net	(122,372)	(131,853)
Net cash used by operating activities	(1,623)	(14,151)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(43,207)	(30,846)
Proceeds from sale of property, plant and equipment	3,791	1,497
Net cash used by investing activities	(39,416)	(29,349)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	57,075	(36,725)
Issuance of long-term obligations	370,000	175,000
Repayment of long-term obligations	(356,250)	(207,500)
Dividends paid to noncontrolling interests	(1,977)	(1,962)
Issuance of common stock	187	457
Repurchase of perpetual convertible preferred stock	(349)	—
Repurchase of common stock	(20,473)	(14,145)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(35,485)	(34,880)
Debt issuance costs and other	(2,985)	(875)
Net cash used by financing activities	(1,394)	(131,767)

Effect of exchange rate changes on cash	(784)	(730)
Net decrease in cash and cash equivalents	(43,217)	(175,997)
Cash and cash equivalents at beginning of year	163,532	367,864

Cash and cash equivalents at end of period	$120,315	$191,867

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

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Universal Corporation

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2014	2013	2014	2013

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$53,039	$38,585	$68,781	$122,338
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Less: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	(18)	—	(18)	—
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	49,309	34,873	57,626	111,201

Denominator for basic earnings per share
Weighted average shares outstanding	23,095,861	23,216,145	23,165,553	23,246,396

Basic earnings per share	$2.13	$1.50	$2.49	$4.78

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$49,309	$34,873	$57,626	$111,201
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712	11,137	11,137
Add: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	18	—	18	—
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	53,039	38,585	68,781	122,338

Denominator for diluted earnings per share
Weighted average shares outstanding	23,095,861	23,216,145	23,165,553	23,246,396
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,852,940	4,824,320	4,845,818	4,818,274
Employee share-based awards	342,216	323,947	328,060	323,867
Denominator for diluted earnings per share	28,291,017	28,364,412	28,339,431	28,388,537

Diluted earnings per share	$1.87	$1.36	$2.43	$4.31

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2014	2013	2014	2013

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$118,844	$105,430	$203,850	$250,548
Other regions (1)	604,100	616,038	1,173,341	1,442,908
Subtotal	722,944	721,468	1,377,191	1,693,456
Other tobacco operations (2)	35,110	46,334	116,451	158,743
Consolidated sales and other operating revenues	$758,054	$767,802	$1,493,642	$1,852,199

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$15,864	$7,728	$21,821	$18,622
Other regions (1)	78,958	65,527	90,044	102,797
Subtotal	94,822	73,255	111,865	121,419
Other tobacco operations (2)	(1,316)	1,373	2,584	8,881
Segment operating income	93,506	74,628	114,449	130,300
Deduct: Equity in pretax loss (earnings) of unconsolidated affiliates (3)	527	(1,789)	(3,391)	(1,755)
Restructuring costs (4)	(1,143)	(3,400)	(4,493)	(4,708)
Add: Other income (5)	—	—	—	81,619
Consolidated operating income	$92,890	$69,439	$106,565	$205,456

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

(5)
Other income represents the gain on the favorable outcome of the IPI tax credit case in Brazil. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income and comprehensive income.

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